UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 4, 2023

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, Texas 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 4, 2023, iBio, Inc. (the “Company”) agreed to amend the exercise price with certain holders of the Series A Warrants and Series B Warrants that were acquired from the Company in the underwritten public offering that was completed in December 2022. Under the amended warrants, the Company agreed to amend existing Series A warrants to purchase up to 3,475,916 shares of common stock and existing Series B warrants to purchase up to 2,058,000 shares of common stock that were previously issued in December 2022 to the certain investors in the public offering, with exercise prices of $1.04 per share (the “Existing Warrants”), to lower the exercise price of the Existing Warrants to $0.50 per share.

Item 2.02	Results of operations and financial condition

The Company’s unaudited consolidated financial statements for the twelve months ending June 30, 2023, are not yet available. The Company’s expectations with respect to our unaudited results for the period discussed below are based upon management estimates. The estimates set forth below were prepared based upon a number of assumptions, estimates and business decisions that are inherently subject to significant business and economic conditions and competitive uncertainties and contingencies, many of which are beyond the Company’s control. This summary is not meant to be a comprehensive statement of the Company’s unaudited financial results for this period and our actual results may differ from these estimates.

On a preliminary unaudited basis, the Company expects net loss from continuing operations for the twelve months ending June 30, 2023, to be between $29.0 million and $29.5 million, as compared to a net loss from continuing operations of $29.6 million for the prior twelve months ending June 30, 2022, which included approximately $1.9 million of revenue mainly related to license income resulting from the settlement of litigation. Cash at June 30, 2023 was approximately $7.6 million, including approximately $3.3 million of restricted cash as compared to $28.7 million, including $6 million of restricted cash at June 30, 2022. The term note principal balance was approximately $13.1 million and $22.4 million at June 30, 2023 and 2022, respectively. There were approximately 22.4 million of common shares outstanding at June 30, 2023 as compared to 8.7 million of common shares outstanding at June 30, 2022.

The estimates of net loss from continuing operations, cash, the note payable and outstanding shares are the Company’s preliminary estimates based on currently available information and they do not present all necessary information for an understanding of our financial condition as of June 30, 2023, or our results of operations for the twelve months ended June 30, 2022.

As the Company completes the process of its year-end financial close unaudited financial statements, it will be required to make significant judgments in a number of areas that may result in the estimates provided herein being different than the final financial information. The preliminary estimates have been prepared by and are the responsibility of our management.

The Company’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to the preliminary estimates or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. The Company expects to complete our audited financial statements for the year ended June 30, 2023, and to file the related Annual Report on Form 10-K in a timely fashion. It is possible that the Company or its independent registered public accounting firm may identify items that require it to make adjustments to the preliminary estimates of net loss from continuing operations, cash, note payable and common shares outstanding set forth above and those changes could be material. Accordingly, undue reliance should not be placed on the preliminary estimates. The preliminary estimates are not necessarily indicative of any future period and should be read together with the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Forms 10-Q and 8-K.

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2023	IBIO, INC.

	By:	/s/ Marc A. Banjak
		Name:	Marc A. Banjak
		Title:	General Counsel and Corporate Secretary